CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MOTUS GI HOLDINGS, INC.

Motus GI Holdings, Inc. (the “Corporation”) (formerly Eight-Ten Merger Corp.), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on December 20, 2016 (the “Certificate of Designation”).

2.	Section 8(b) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

Royalties. During the Royalty Term, the Company will pay to the Holders, with the allocation between Holders determined as set forth in Section 8(e), in aggregate, a royalty in an amount (referred to as the “Royalty Amount”) equal to:

Company Commercializes Product Directly	The Rights to Commercialize the Product is Sublicensed by Company to a third-party
3.0% of any Net Sales.*	5.0% of any Licensing Proceeds.**

* Notwithstanding the foregoing, with respect to Net Sales based Royalty Amounts, (a) no Net Sales based Royalty Amount shall begin to accrue or become payable until the Company has first generated, in the aggregate, since its inception, Net Sales equal to $20 million (the “Initial Net Sales Milestone”), and royalties shall only be computed on, and due with respect to, Net Sales generated in excess of the Initial Net Sales Milestone, and (b) the total Net Sales based Royalty Amount due and payable in any calendar year shall be subject to a cap per calendar year of $30 million.

** Notwithstanding the foregoing, with respect to Licensing Proceeds based Royalty Amounts, (a) no Licensing Proceeds based Royalty Amount shall begin to accrue or become payable until the Company has first generated, in the aggregate, since its inception, Licensing Proceeds equal to $3.5 million (the “Initial Licensing Proceeds Milestone”), and royalties shall only be computed on, and due with respect to, Licensing Proceeds in excess of the Initial Licensing Proceeds Milestone and (b) the total Licensing Proceeds based Royalty Amount due and payable in any calendar year shall be subject to a cap per calendar year of $30 million.

3.	Section 8(c) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

Timing of Royalty Payments. With respect to Products that the Company commercializes directly, royalty payments, if any, will be paid annually 15 business days after the issuance of the Company’s audited financial statements for the prior year in which such Net Sales were generated by the Company; for the avoidance of doubt, such payments shall begin only upon achievement of the Initial Net Sales Milestone without regard to whether the Initial Licensing Proceeds Milestone has been met. With respect to Products that the Company sublicenses or otherwise disposes of to a third-party, royalty payments, if any, will be paid 10 business days after the end of the applicable quarter in which such Licensing Proceeds were received by the Company; for the avoidance of doubt, such payments shall begin only upon achievement of the Initial Licensing Proceeds Milestone without regard to whether the Initial Net Sales Milestone has been met.

4.	Sections 8(e) and 8(f) of the Certificate of Designation are hereby amended by replacing the phrase “three year anniversary of the Effective Date,” in each instance such phrase appears in Sections 8(e) and 8(f), with the defined term “Mandatory Conversion Date.”

5.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

6.	All other provisions of the Certificate of Designation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Andrew Taylor, its Chief Financial Officer, on .

By
Name:	Andrew Taylor
Title:	Chief Financial Officer